Exhibit 99.1

Company/Investor Contact:	Media Contact:
Veronica Zsolcsak	Kelly Fitzsimmons
Chief Financial Officer	Aspire Communications
781-685-4016	781-223-5832
veronicaz@healthgate.com	kellyf@aspirepr.com

HealthGate Data Corp. Reports First Quarter Financial Results

Burlington, MA – April 21, 2004 – HealthGate Data Corp. (HGAT)  today reported financial results for the first quarter ended March 31, 2004. Total revenue for the first quarter of 2004 was $1.5 million compared with $1.4 million for the comparable period of 2003. The increase in HealthGate’s revenues for the quarter ended March 31, 2004, compared to the prior year, were primarily related to revenues generated from the sales of the company’s evidenced-based clinical guideline products.

HealthGate’s total costs and expenses for three months ended March 31, 2004 were $1.7 million compared to $2.5 million for the first quarter of 2003. The reductions in expenses were primarily the result of lower depreciation in the current period combined with continued cost containment measures.

The company reported a net loss of $0.2 million or a loss per share of $0.03 for the first quarter of 2004 compared to a net loss of $0.2 million or a per share loss of $0.03 for the first quarter of 2003.

During the quarter ended March 31, 2003, HealthGate entered into a settlement agreement that established commissions due under a development and distribution agreement related to fiscal 1999 through 2002. The settlement amount was approximately $0.8 million less than HealthGate had previously accrued. This amount was recorded as other income in the quarter ended March 31, 2003.

Cash and cash equivalents at March 31, 2004 were $2.5 million compared to $3.4 million at December 31, 2003.  Cash was used during the first quarter for payments that included the prepayment of annual insurance policies and payment of previously accrued annual employee bonuses.

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About HealthGate

HealthGate Data Corp. (HGAT) is a provider of evidence-based support tools, applications, and healthcare content that help healthcare providers and payors improve quality, reduce variability of care, reduce costs, and reduce risk and liability. HealthGate’s consumer health information is URAC-accredited, and its evidence-based clinical guidelines are backed by rigorous and independent medical review supported through affiliations with academic medical facilities including Duke University Medical Center, Vanderbilt University Medical Center, Emory University School of Medicine, and Oregon Health and Science University.

HealthGate’s comprehensive content repository of healthcare information is used by healthcare institutions in the U.S. to provide the capability to drive down costs through more effective research and treatment, regulatory compliance, and clinician and patient education. This wealth of content includes information on evidence-based clinical guidelines, conditions, diagnostic and surgical procedures, general and specific drug data, the human anatomy, disease symptoms, alternative medicines, illnesses, surgeries, and breaking medical news. HealthGate’s multi-dimensional XML-based content can be delivered electronically across virtually any technology and tightly integrated into a variety of applications used by its customers.

HealthGate has become an integral part of operations in more than 700 healthcare institutions. Some of the most respected academic and healthcare institutions in the world, including Partners Health System and HCA, now utilize the data provided by HealthGate. In addition, HealthGate supplies Section 508 compliant consumer health information to the Veterans Administration, Military Health System, and the United States Department of Health and Human Services. HealthGate is publicly traded under the symbol of HGAT on the OTC Bulletin Board (OTCBB). More information on HealthGate can be found at www.healthgate.com.

Forward Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. HealthGate’s actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements reflect management’s current expectations, are based on many assumptions and are subject to certain risks and uncertainties, including among other things, HealthGate’s ability to generate sufficient revenues; HealthGate’s ability to sell its products and services and to develop new products and services; HealthGate’s ability to keep up with the rapid technological developments in the electronic healthcare content industry; reliance on significant customers; unpredictability of quarter-to-quarter results; competition; the successful integration of the EBM Solutions business acquired in October 2003; reliance on content providers, computer systems and software; HealthGate’s ability to retain key personnel; and other risk factors that are described in the periodic reports and other documents HealthGate files from time-to-time with the Securities and Exchange Commission. HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.

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HealthGate Data Corp.

Condensed Statement of Operations

(in thousands, except per share data)

	Three months ended March 31, 2004	Three months ended March 31, 2003

Revenue	$1,512	$1,387

Costs and expenses:
Cost of revenue	413	834
Research and development	379	509
Sales and marketing	298	233
General and administrative	615	879
Total costs and expenses	1,705	2,455

Loss from operations	(193)	(1,068)

Interest and other income (expense), net	32	864

Net loss	$(161)	$(204)

Basic and diluted net loss per share	$(0.03)	$(0.03)

Shares used in computing basic and diluted net loss per share	5,417	6,015

HealthGate Data Corp.

Condensed Balance Sheet

(in thousands)

	March 31, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$2,485	$3,431
Accounts receivable, net of allowance for doubtful accounts	874	159
Prepaid expenses and other current assets	414	111
Total current assets	3,773	3,701

Fixed assets, net	249	282
Intangible assets, net	436	546
Goodwill	231	231
Other assets	319	319
Total assets	$5,008	$5,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$642	$375
Accrued expenses	1,398	1,796
Deferred revenue	2,451	2,084
Total current liabilities	4,491	4,255

Other long-term liabilities	150	300
Total liabilities	4,641	4,555

Stockholders’ equity:
Common stock	164	161
Additional paid-in capital	99,921	99,919
Accumulated deficit	(99,718)	(99,556)

Total stockholders’ equity	367	524

Total liabilities and stockholders’ equity	$5,008	$5,079